1 Deposit Acquisition Summary As of July 18, 2013 Exhibit 99.3

2 Forward Looking Statements: This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Washington Federal’s management and are subject to significant risks and uncertainties. The forward- looking statements in this presentation speak only as of the date of the presentation, and Washington Federal assumes no duty, and does not undertake, to update them. Actual results or future events could differ, possibly materially, from those that we anticipated in these forward-looking statements.

3 51 acquired branches are mainly located in micropolitan areas. Similar locations have been successful for WAFD in the past. Branches by State: Washington: 19 Idaho: 15 Oregon: 6 New Mexico: 11 Expanding network in several key markets: Green: WAFD existing branches Red: B of A branches to be acquired

4 Acquired Deposit Mix: As of March 31, 2013

5 Proforma Combined Deposit Mix: Dollars in thousands, As of March 31, 2013 WAFD Acquired Deposits Proforma Combined Deposits Interest Checking $ 838,356 $ 362,232 $ 1,200,588 Non-Interest Checking 437,533 381,087 818,620 Passbook Savings 366,339 193,678 560,017 Money Market Accounts 1,914,388 502,493 2,416,881 Certificates 5,595,609 313,604 5,909,213 $ 9,152,225 $ 1,753,094 $ 10,905,319 Weighted Average Interest Rate 0.73% 0.15% 0.64% Transaction Accounts 38.9% 82.1% 45.8% Time Deposits 61.1% 17.9% 54.2%

6 Transaction Summary: Transaction type: Acquisition of deposit liabilities, related performing loans, and 51 branch properties at net book value ATMs acquired: 65 ATMs, including remote locations Premium: 2.60% of the $1.8 billion of deposits Expected tangible book value dilution: $0.53 per share Expected tangible book value dilution earn-back: < 2 years Approvals required: Regulatory

7 Transaction Summary: Total loans: $10.9 million, weighted average rate of 6.5%. Investment assumption: Earn back calculation based on investing net proceeds into a mix of high quality investments yielding ~ 2.55%. Timing: Expected to close in the fourth calendar quarter of 2013. Cost savings: None. Expected to add staff and expense to service the higher transaction volumes associated with the low-cost deposits. Earnings impact: Expected to be accretive to earnings immediately. Capital impact: Proforma tangible common equity to tangible asset ratio 11.21%. Interest rate risk: Expected to reduce interest rate risk in a rising rate environment.

Branch Listing:

Oregon:

Hermiston
Hood River
La Grande
Milton-Freewater
Ontario
The Dalles

Idaho:

Boise (4)
Gooding
Hailey
Idaho Falls
Ketchum
Nampa
Osburn
Payette
Pocatello
Salmon
Sandpoint
Twin Falls

Washington:

Clarkston
Cle Elum
Chelan
Chewelah
Colfax
Colville
Dayton
Deer Park
Leavenworth
Moses Lake
Newport
Odessa
Omak
Pullman
Quincy
Republic
Walla Walla
Wenatchee (2)

New Mexico:

Angel Fire
Chama
Clovis (2)
Espanola
Hobbs (1)
Raton
Roswell
Silver City (2)
Socorro

Washington Federal.
invested here.

8

9 Questions: If you have additional questions please contact us directly at: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Cathy Cooper , Senior Vice President Investor Relations 206-777-8246 cathy.cooper@wafd.com

10 NASDAQ: WAFD